EXHIBIT 99.1

PRESS RELEASE	Contact: Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

January 17, 2006

ROTONICS MANUFACTURING INC. ANNOUNCES SECOND QUARTER RESULTS

NET SALES INCREASED 16.7% FOR THREE MONTHS AND 10% FOR SIX MONTHS

NET INCOME INCREASED 159% FOR THE THREE MONTHS AND 44% FOR THE SIX MONTHS

Gardena, California (January 17, 2006) = Rotonics Manufacturing Inc. -  (AMEX:RMI) today announced that second quarter net income was $469,800, or $.04 per common share, on net sales of $11,596,100 compared to a net income of $181,400, or $.02 per common share, on net sales of $9,935,400 for the same period last year.  Management is very pleased with the growth in net sales during the current quarter that is attributable to our proprietary products as well as price increases instituted to offset the significant rise in raw material and natural gas costs.  This has notably been our best 2nd quarter in the last several years and reflects the positive results from the enhancements to our product lines, our focused sales and marketing efforts and a marketplace that remains positive.  We remain confident that these trends will parlay into the continued expansion of many of our proprietary products.

For the six months ended December 31, 2005, we reported net income of $1,212,600, or $.10 cents per common share, on net sales of $24,096,200 compared to net income of $839,200, or $.07 cent per common share, on net sales of $21,904,900.  Again, we are very pleased with our 10% net sales growth.  Several of our proprietary product groups continue to reflect the positive impact from recent tooling enhancements as well as the introduction of new products to different RMI divisional regions and the ability to expand our offerings at several locations, compliments of prior year’s installation of energy efficient machinery.  We have continued this trend this year with various tooling projects and the installation of a new rotational molding machine and a new injection molding machine.  All of these factors have been instrumental in boosting our net sales, which in turn has helped balance the roughly 59% increase in resin prices and a 31% increase in natural gas prices during the current period.  As we look forward, current trends might reflect that these costs have temporarily topped out, however they still remain highly volatile and need to be carefully monitored

As we move into the remaining six months of our fiscal year, we remain energized by our enhanced product offerings and the current prospects that we are pursuing in the marketplace.  Learn more about RMI and our multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004

Net sales	$11,596,100	$9,935,400	$24,096,200	$21,904,900

Income before taxes	$759,700	$289,200	$1,962,300	$1,389,800

Income tax provision
Current	(349,000)	(129,500)	(880,000)	(608,400)
Deferred	59,100	21,700	130,300	57,800
	(289,900)	(107,800)	(749,700)	(550,600)

Net income	$469,800	$181,400	$1,212,600	$839,200

Income per common share
Basic/diluted:
Net income per common share	$.04	$.02	$.10	$.07

Stockholders’ Equity (1)			$19,141,300	$18,008,400
Net book value per common share (2)			$1.62	$1.51
Common shares outstanding as of December 31,			11,795,565	11,964,858

(1)          Net of treasury stock acquired and subsequently retired amounting to $386,000 and $32,300 for the six months ended December 31, 2005 and 2004, respectively.

(2)          Computed on the basis of the actual number of common shares outstanding as of December 31, 2005 and 2004, respectively.